Exhibit 99.1

KRANEM RECLASSIFIES MAY 13, 2011, TRANSACTION WITH XALTED
NETWORKS, INC.

Kranem will file a 10-Q/A to Reflect the Change in the Accounting
Treatment later this week

October 11, 2011 (Corrected Press Release)

MENLO PARK, CA –– Kranem Corporation (OTCBB: KRAN), a Colorado corporation, announced today that it has reclassified its May 13, 2011, acquisition of Xalted Networks, Inc. as a reverse recapitalization, which is often referred to as a reverse merger, rather than a stock acquisition.

Kranem has determined that its unaudited financial statements for the three month period ended June 30, 2011 and included in its quarterly report on Form 10-Q for the reporting period ended June 30, 2011 should be restated to reflect the new accounting treatment of the Xalted Networks, Inc. transaction. Accordingly, Kranem will file an amended 10-Q (10-Q/A) with the Securities and Exchange Commission for the three month period ended June 30, 2011 later this week. The reclassification and the revised accounting treatment of the Xalted Networks transaction is not expected to have a material effect on Kranem’s liquidity, cash resources, or future business operations.

We are reissuing the press release issued earlier today to indicate that the 10-Q/A will be filed later this week and not today.

About Kranem/Xalted Group:

The Kranem/Xalted Group is a leading global provider of end-to-end Proactive Intelligence, Analytics and Revenue Maximization software and solutions serving some of the world's largest Law Enforcement Agencies, Government Agencies and Telecom and Data Services Providers. By providing advanced tools to monitor communications and optimize decision making, the Kranem/Xalted Group helps law enforcement and government agency customers defend against security threats created by terrorists and criminal activity throughout the world. For Telecom customers, the Kranem/Xalted Group provides software and solutions that are created to improve business performance, increase operational efficiency, maximize revenues and enhance safety and security.

Kranem is headquartered in Menlo Park, California, USA, with additional offices located in Mumbai, Delhi, Bengaluru, and Baddi, India. For more information, please visit: www.kranem.com

Contact:
Edward Miller
Chief Financial Officer
Menlo Park, CA
Phone: +1 (650) 319-6743
edwardmiller@kranem.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are indicated by words such as “anticipates” and other similar words or phrases. Such forward-looking statements are based on the current expectations of the management of Kranem Corporation only, and are subject to a number of risks and uncertainties that could cause the actual results or performance of the company to differ materially from those described herein, including but not limited to the impact of the global economic environment on the company's customer base (particularly telecom and law enforcement agencies) and the resulting uncertainties; changes in technology and market requirements; decline in demand for the company's products; inability to timely develop and introduce new software, services and applications; difficulties or delays in absorbing and integrating acquired operations, technologies and personnel; loss of market share; pressure on pricing resulting from competition; and inability to maintain certain marketing and distribution arrangements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Kranem Corporation undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.